Exhibit 99.1

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Vice President, Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM COMPLETES ACQUISITION OF MORTARA INSTRUMENT

Accretive Transaction Creates Global Industry Leader in Cardiac and Vitals Monitoring

CHICAGO and MILWAUKEE, February 14, 2017 — Hill-Rom Holdings, Inc. (“Hill-Rom”) (NYSE: HRC), has completed its acquisition of Mortara Instrument, Inc. (Mortara), for $330 million in cash, primarily financed through a private offering of $300 million of senior unsecured notes. Hill-Rom anticipates the structure of the acquisition will allow the company to qualify for a significant tax benefit, which at a net present value of approximately $40 million reduces the effective purchase price to approximately $290 million.

“We are excited to welcome the Mortara team to the Hill-Rom family,” said John J. Greisch, president and CEO of Hill-Rom. “Their decades of innovation, strong culture and commitment to excellence are an outstanding addition to our Front Line Care business, and we look forward to advancing our combined diagnostic cardiology and vitals monitoring capabilities for patients and their caregivers.”

The acquisition accelerates Hill-Rom’s revenue growth, is accretive to adjusted gross and operating margins, and is immediately accretive to Hill-Rom’s 2017 full-year adjusted earnings. Hill-Rom will provide updated revenue and earnings guidance during its fiscal second quarter earnings announcement.

Mortara’s innovative portfolio of diagnostic cardiology devices is designed to serve the full continuum of clinical care, from acute care to primary care and clinical research organizations. Mortara’s comprehensive range of products, operating under the Mortara, Quinton® and Burdick® brands, include resting electrocardiography, cardiac stress exercise, Holter monitoring, ambulatory blood pressure monitoring, and cardiac and pulmonary rehabilitation and multi-parameter patient monitoring. These technologies are differentiated by industry-leading diagnostic algorithms, EMR connectivity and enhanced security features. Based in Milwaukee with offices in Australia, Italy, Germany, the Netherlands and the United Kingdom, Mortara has more than 400 employees globally and generated approximately $115 million in revenue in 2016.

As previously announced, Mortara Instrument CEO Dr. Justin L. Mortara has joined Hill-Rom and will continue to lead Mortara Instrument, reporting to Hill-Rom Front Line Care President Alton Shader.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Hill-Rom’s people, products, and programs work towards one mission: Every day, around the world, we enhance outcomes for patients and their caregivers. Visit www.hill-rom.com for more information.

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